Exhibit 99.1

Contact Information:

CCG Investor Relations 10960 Wilshire Boulevard Suite 2050 Los Angeles, California 90024 (310) 231-8600 ext. 103 Crocker Coulson, President Elaine Ketchmere, Partner	Perini Corporation 73 Mount Wayte Ave Framingham, MA 01701 (508) 628-2295 Michael E. Ciskey, Vice President & Chief Financial Officer

FOR IMMEDIATE RELEASE

Perini Corporation Announces Q1 2007 Results

•	Revenues of $987.4 million, up 61% from 2006
•	Net income of $22.7 million, up 180% from 2006
•	Diluted EPS of $0.84
•	Diluted EPS guidance increased to $2.40 - $2.60

Framingham, MA – May 8, 2007 – Perini Corporation (NYSE: PCR), a leading building, civil construction and construction management company, today reported results for the first quarter ended March 31, 2007.

First Quarter Results

Revenues from construction operations were $987.4 million for the first quarter of 2007, compared to revenues of $612.8 million for the first quarter of 2006. The increase in revenues is primarily due to an increased volume of work in the hospitality and gaming market as a result of the significant new contract awards received in the latter half of 2005 which are now well into the construction phase.

Net income was $22.7 million for the first quarter of 2007, as compared to net income of $8.1 million for the first quarter of 2006. Diluted earnings per common share were $0.84 for the first quarter of 2007, as compared to $0.30 for the first quarter of 2006.

Robert Band, President and Chief Operating Officer, stated that, “We are pleased to report a strong performance for the first quarter of 2007, led by our building and management services segments. The increase in our revenues and profit primarily reflects the conversion of our substantial building segment backlog into revenues and profit as anticipated, and an exceptionally strong management services segment performance resulting in a significant contribution to our first quarter operating results. In addition, our backlog of $8.6 billion remains near its all-time record level. Given the visibility provided from this backlog, we continue to look forward to what we anticipate will be a record year in 2007 for revenues and earnings per share.”

Backlog at $8.6 Billion

The backlog of uncompleted construction work at March 31, 2007 was $8.6 billion, up from the $8.5 billion backlog reported at December 31, 2006. The March 31, 2007 backlog includes new contract awards added during the first quarter of 2007 totaling approximately $1.1 billion, which includes approximately $580 million of additional work in the hospitality and gaming market in Las Vegas, as well as approximately $435 million of various new awards at Rudolph and Sletten including the healthcare, high-tech and office building markets.

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May 8, 2007	Perini Q1 Results	Page 2

Financial Condition Remains Strong in 2007

The Company’s financial condition remained strong at March 31, 2007. Working capital increased to $203.4 million at March 31, 2007, from $194.0 million at December 31, 2006. The Company improved its solid base of shareholders’ equity to $271.3 million at March 31, 2007. In addition, the Company has $113.5 million available to borrow under its new expanded credit facility at March 31, 2007. The Company believes its strong financial position and credit arrangements are more than adequate to support its substantial backlog.

Outlook

Based on the strong first quarter performance, the Company increases its guidance for 2007 revenues from a range of $3.8 to $4.0 billion to a range of $4.0 to $4.2 billion, and diluted earnings per share from a range of $2.00 to $2.20 to a range of $2.40 to $2.60.

About Perini Corporation

Perini Corporation is a leading construction services company offering diversified general contracting, construction management and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including sitework, concrete forming and placement and steel erection. We are known for our hospitality and gaming industry projects, sports and entertainment, educational, transportation, healthcare, biotech, pharmaceutical and high-tech facilities, as well as large and complex civil construction projects and construction management services to U.S. military and government agencies.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company’s ability to convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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May 8, 2007	Perini Q1 Results	Page 3

Perini Corporation (NYSE) Summary of Consolidated Earnings (Unaudited) (In Thousands of Dollars)

	For the Three Months
	Ended March 31,
	2007	2006
Revenues:
Building	$ 886,855	$ 483,722
Civil	57,103	70,734
Management services	43,398	58,307
TOTAL REVENUES	$ 987,356	$ 612,763

Gross profit	$ 57,897	$ 32,322
General and administrative expenses	25,157	17,871
Income from construction operations	32,740	14,451
Other income, net	2,356	423
Interest expense	(690)	(947)
Income before income taxes	34,406	13,927
Provision for income taxes	(11,753)	(5,837)
NET INCOME	$ 22,653	$ 8,090

Less: Dividends accrued on Preferred Stock	-	(98)
Total available for common stockholders	$ 22,653	$ 7,992

BASIC EARNINGS PER COMMON SHARE	$ 0.85	$ 0.31

DILUTED EARNINGS PER COMMON SHARE	$ 0.84	$ 0.30

Weighted average common shares outstanding:
Basic	26,638	26,092
Effect of dilutive stock options, warrants and
restricted stock units outstanding	482	544
Diluted	27,120	26,636

Selected Balance Sheet Data

(Unaudited)

(In Thousands of Dollars)

	March 31,	December 31,
	2007	2006
Total assets	$ 1,268,675	$ 1,195,992
Working capital	$ 203,443	$ 193,952
Long-term debt, less current maturities	$ 16,414	$ 34,135
Stockholders' equity	$ 271,292	$ 243,859